EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors and Stockholders

Cowen Group, Inc.

                We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-XXXX) and related prospectus of Cowen Group, Inc. for the registration of 1,382,608 shares of its common stock and to the incorporation by reference therein of our report dated March 28, 2007, with respect to the consolidated financial statements of Cowen Group, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2006 filed on March 30, 2007, as amended by the Form 10-K/A filed on July 17, 2007, with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP

New York, New York
December 5, 2007